Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
AFFIRMS 2010 OPERATING EPS TARGET,
DECLARES FIRST QUARTER CASH DIVIDEND
COLUMBUS, Georgia – February 2, 2010 – Aflac Incorporated today reported its fourth quarter results.
Total revenues benefited from the strengthening of the yen to the dollar in the fourth quarter and rose 7.9% to $4.6 billion, compared with $4.3 billion in the fourth quarter of 2008. Net earnings were $251 million, or $.53 per diluted share, compared with $197 million, or $.42 per share, a year ago.
Aflac Incorporated’s fourth quarter and full-year results included the fourth quarter results of Continental American Insurance Company (CAIC), which was acquired by Aflac on October 1, 2009. CAIC’s results were immaterial to Aflac’s consolidated fourth quarter and full-year results, and were reflected in the Aflac U.S. reporting segment.
Net earnings in the fourth quarter included after-tax realized investment losses of $307 million, or $.65 per diluted share, compared with losses of $262 million, or $.56 per diluted share in the fourth quarter of 2008. Of the realized investment losses in the fourth quarter of 2009, $126 million resulted from impairment losses on three perpetual securities. The impairment losses were determined using the equity impairment method, which is required by generally accepted accounting principles (GAAP) for perpetual securities whose credit ratings are below investment grade. No impairment charges were recorded on a statutory accounting basis for these perpetual securities because Aflac’s credit analysis indicates the issuers of the perpetual securities that were impaired on a GAAP basis will be able to meet their contractual obligations for payment. Realized investment losses in the fourth quarter also included charges of $110 million for the impairment of the company’s holdings of Takefuji Corp., a Japanese consumer finance company, and $7 million for the impairment of other securities. In addition, the company incurred net realized investment losses of $64 million from sales and redemptions, which primarily reflected the previously announced exchange of two Lloyds Banking Group securities.
Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses, the impact from ASC 815 (or hedging activities, formerly referred to as SFAS 133), and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the fourth quarter were $558 million, compared with $458 million in the fourth quarter of 2008. Operating earnings per diluted share rose 20.4% to $1.18, compared with $.98 a year ago. The operating tax rate in the fourth quarter declined following completion of an examination by the Internal Revenue Service, which benefited operating earnings by $24 million, or $.05 per diluted share. In addition, the stronger yen/dollar exchange rate increased operating earnings per diluted share by $.03 during the quarter.
Results for the full year also benefited from the stronger yen. Total revenues rose 10.3% to $18.3 billion, compared with $16.6 billion a year ago. Net earnings were $1.5 billion, or $3.19 per diluted share, compared with $1.3 billion, or $2.62 per share, in 2008. Operating earnings for the full year of 2009 were $2.3 billion, or $4.85 per diluted share, compared with $1.9 billion, or $3.99 per share, in 2008. Excluding the benefit of $.26 per share from the stronger yen, operating earnings per diluted share rose 15.0% for the year. Excluding the impact of foreign currency and the previously mentioned benefit from a reduction in taxes, operating earnings per diluted share rose 13.8% for the year.
Total investments and cash at the end of December 2009 were $73.2 billion, compared with $71.6 billion at September 30, 2009. The increase in total investments and cash primarily resulted from improvement in the fair values of the company’s investments since the end of the third quarter of 2009.
Shareholders’ equity was $8.4 billion at December 31, 2009, compared with $7.9 billion at September 30, 2009. Shareholders’ equity at the end of the year included a net unrealized loss on investment securities of $640 million, compared with a net unrealized loss of $1.1 billion at the end of the third quarter of 2009. Shareholders’ equity per share was $17.96 at the end of the year, compared with $16.85 per share at September 30, 2009. The annualized return on average shareholders’ equity in the fourth quarter was 12.3%. On an operating basis (excluding realized investment losses and the impact of ASC 815 on net earnings, and unrealized investment gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 24.7% for the fourth quarter of 2009.
AFLAC JAPAN
Aflac Japan premium income in yen rose 3.3% in the fourth quarter. Net investment income rose 1.2%. Investment income growth in yen terms was restrained by the stronger yen/dollar exchange rate because approximately 32% of Aflac Japan’s fourth quarter investment income was dollar-denominated. Total revenues were up 3.4%. The benefit ratio improved over a year ago, and as a result, the pretax operating profit margin expanded from 16.3% to 18.7%. Pretax operating earnings in yen rose 18.5% in the fourth quarter. For the year, premium income in yen grew 3.3%, and net investment income was down .1%. Total revenues were up 3.0%, and pretax operating earnings increased 12.4%.
The average yen/dollar exchange rate in the fourth quarter of 2009 was 89.70, or 7.6% stronger than the average rate of 96.55 in the fourth quarter of 2008. For the full year of 2009, the average exchange rate was 93.49, or 10.7% stronger than the rate of 103.46 in 2008.
Reflecting a benefit from the stronger average yen/dollar exchange rate in the fourth quarter, premium income in dollars increased 10.7% to $3.2 billion. Net investment income rose 8.5% to $592 million. Total revenues were $3.8 billion, an increase of 10.8%. Pretax operating earnings climbed 27.6% to $714 million. For the full year, Aflac Japan’s results in dollar terms also benefited from the stronger yen/dollar exchange rate. Premium income rose 14.1% to $12.2 billion. Net investment income increased 10.3% to $2.3 billion. Total revenues were up 13.7% to $14.5 billion. Pretax operating earnings were $2.8 billion, an increase of 24.4% over a year ago.

Aflac Japan total new annualized premium sales rose significantly in the fourth quarter, increasing 14.9% to 34.8 billion yen, or $388 million. For the year, total new sales were up 6.7% to 122.3 billion yen, or $1.3 billion. Sales of medical insurance were exceptionally strong, rising 57.7% in yen in the fourth quarter. The tremendous increase in medical policy sales reflected the successful promotion of Aflac Japan’s revised medical product that was launched in August 2009. Stand-alone medical was the number one product category in the fourth quarter, accounting for 43% of total new sales. Ordinary life insurance sales also remained strong and primarily reflected favorable consumer reception to the child endowment product that was introduced in March 2009. Ordinary life sales rose 45.0% in yen in the fourth quarter. Aflac Japan’s total new premium sales also benefited from continued improvement of sales through the bank channel. Bank channel sales were a record 2.9 billion yen in the fourth quarter, rising 33.3% from the third quarter and 202.7% over the fourth quarter of 2008. At the end of 2009, more than 350 banks had agreements to offer Aflac products to their customers.
AFLAC U.S.
Aflac U.S. premium income increased 5.2% to $1.1 billion in the fourth quarter. Net investment income declined 3.1% to $124 million. Total revenues rose 4.3% to $1.3 billion. As a result of higher benefit and expense ratios in the quarter, pretax operating earnings declined 1.5% to $158 million. For the year, premium income was up 4.0% to $4.4 billion. Net investment income declined 1.1% to $499 million. Total revenues were $5.0 billion, up 3.5% from a year ago. Pretax operating earnings rose 4.1% to $776 million.
As expected, Aflac U.S. sales growth was again challenged by weak economic conditions. Total new annualized premium sales in the fourth quarter were down 6.3% to $419 million. For the year, total new sales declined 6.4% to $1.5 billion. In addition to the weak economy, fourth quarter sales were impacted by the loss of a large payroll account. However, the sales contribution of the newly acquired Continental American Insurance Company (CAIC) largely offset this impact. Sales through CAIC, recently rebranded as Aflac Group Insurance, were $27 million in the fourth quarter of 2009. New agent recruitment slowed somewhat in the fourth quarter, although recruitment was 10.6% higher for the full year. New payroll account growth also remained strong, rising 7.4% in the fourth quarter and 10.6% for the year.
DIVIDEND
The board of directors declared the first quarter cash dividend. The first quarter cash dividend of $.28 per share is payable on March 1, 2010, to shareholders of record at the close of business on February 16, 2010.
OUTLOOK
Commenting on the company’s fourth quarter and full-year results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Despite the discouraging economic backdrop during 2009, Aflac emerged with a very solid year from a financial perspective. Growth of operating earnings per diluted share was in line with our goal of a 13% to 15% increase before the impact of foreign currency. In fact, 2009 was the 20th consecutive year in which we’ve met our earnings objective. We generated significant growth during that 20-year period, reflecting the strength of our insurance operations.
“Aflac Japan in particular had a great 2009. We successfully launched new products last year, which contributed significantly to our strong sales results, exceeding our objective for the year. We also continued to make strides in expanding our distribution system. In 2009, we experienced strong agency recruitment and increased the number of banks that are offering our products to their customers. 2009 also marked our 35th year of operating in Japan, and we were pleased that we could commemorate our anniversary by achieving a major milestone: Surpassing 20 million individual insurance policies in force in Japan. We were especially proud to have reached that milestone a year earlier than we had expected.

“As we discussed throughout 2009, sales growth in the United States proved to be sensitive to the very weak economic conditions. As a result, Aflac U.S. fell short of its sales target in 2009. However, we remain convinced that the underlying need for our products has not changed. Furthermore, we still believe the sales opportunities in the United States are vast. As such, we continued to strengthen our U.S. operations last year through new product introductions, new agent recruitment, intensified training, payroll account growth and targeted advertising that continues to clarify exactly how our products help consumers and employers. We also added to our product and distribution capabilities with the acquisition of CAIC, now called Aflac Group Insurance. As we look ahead, we believe we can leverage this new group product platform in the insurance broker market, while also helping our existing sales force gain better access to the large payroll account market.
“We maintained a high level of confidence in the quality of our balance sheet in 2009. We believed then, and continue to believe today, that our investment approach of effectively matching assets to policy liabilities is the most prudent approach for our policyholders and shareholders. More than anything, we have been intensely focused on assessing our capital level. Despite the negative impact of realized investment losses and credit rating downgrades on some investments we hold, Aflac’s capital position from a U.S. regulatory standpoint remained strong in 2009. In addition, we enhanced the capital position of our principal life insurance subsidiary at the end of 2009 with a $500 million contribution from the parent company. Although we have not yet finalized our statutory financial statements, we estimate that our risk-based capital ratio exceeded 475% at December 31, 2009, which included approximately 40 percentage points from the capital contribution.
“As we look to sales opportunities in 2010, we believe it makes sense to remain cautious. Economies around the globe appear to be recovering, but the timing of full recovery remains uncertain. As such, we have set targets of flat sales to a 5% increase in both our U.S. and Japanese operations. Our objective for 2010 operating earnings growth remains unchanged. Our goal is to increase operating earnings per share 9% to 12% this year to $5.29 to $5.43 per diluted share, excluding the impact of the yen. If the yen averages 90 to 95 to the dollar for the full year, we would expect reported earnings to be in the range of $5.24 to $5.56 per diluted share.”
ABOUT AFLAC
When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac products have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for three consecutive years and was also named by the Reputation Institute as the Most Reputable Company in the Global Insurance Industry for two consecutive years. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year. Fortune magazine also ranked Aflac No. 1 on its global list of the Most Admired Companies in the Life and Health Insurance category. Aflac was also named by Forbes magazine as America’s Best-Managed Company in the Insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the fourth quarter of 2009 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.
Aflac Incorporated will webcast its fourth quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 3, 2010.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2009	2008	% Change

Total revenues	$4,597	$4,260	7.9%

Benefits and claims	2,956	2,835	4.3

Total acquisition and operating expenses	1,298	1,124	15.5

Earnings before income taxes	343	301	13.8

Income taxes	92	104

Net earnings	$251	$197	27.3%

Net earnings per share – basic	$.54	$.42	28.6%

Net earnings per share – diluted	.53	.42	26.2

Shares used to compute earnings per share (000):
Basic	467,128	465,450	.4%
Diluted	471,121	468,978	.5

Dividends paid per share	$.28	$.24	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2009	2008	% Change

Total revenues	$18,254	$16,554	10.3%

Benefits and claims	11,308	10,499	7.7

Total acquisition and operating expenses	4,711	4,141	13.8

Earnings before income taxes	2,235	1,914	16.8

Income taxes	738	660

Net earnings	$1,497	$1,254	19.3%

Net earnings per share – basic	$3.21	$2.65	21.1%

Net earnings per share – diluted	3.19	2.62	21.8

Shares used to compute earnings per share (000):
Basic	466,552	473,405	(1.4)%
Diluted	469,063	478,815	(2.0)

Dividends paid per share	$1.12	$.96	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2009	2008	% Change

Assets:

Total investments and cash	$73,192	$68,550	6.8%

Deferred policy acquisition costs	8,533	8,237	3.6

Other assets	2,381	2,544	(6.4)

Total assets	$84,106	$79,331	6.0%

Liabilities and shareholders’ equity:

Policy liabilities	$69,245	$66,219	4.6%

Notes payable	2,599	1,721	51.0

Other liabilities	3,845	4,752	(19.1)

Shareholders’ equity	8,417	6,639	26.8

Total liabilities and shareholders’ equity	$84,106	$79,331	6.0%

Shares outstanding at end of year (000)	468,568	466,615	.4%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2009	2008	% Change

Operating earnings	$558	$458	21.9%

Reconciling items, net of tax:
Realized investment gains (losses)	(307)	(262)
Impact from ASC 815 (formerly SFAS 133)	–	1
Extinguishment of debt	–	–

Net earnings	$251	$197	27.3%

Operating earnings per diluted share	$1.18	$.98	20.4%

Reconciling items, net of tax:
Realized investment gains (losses)	(.65)	(.56)
Impact from ASC 815 (formerly SFAS 133)	–	–
Extinguishment of debt	–	–

Net earnings per diluted share	$.53	$.42	26.2%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS (UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2009	2008	% Change

Operating earnings	$2,277	$1,912	19.1%

Reconciling items, net of tax:
Realized investment gains (losses)	(788)	(655)
Impact from ASC 815 (formerly SFAS 133)	(3)	(3)
Extinguishment of debt	11	–

Net earnings	$1,497	$1,254	19.3%

Operating earnings per diluted share	$4.85	$3.99	21.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(1.67)	(1.37)
Impact from ASC 815 (formerly SFAS 133)	(.01)	–
Extinguishment of debt	.02	–

Net earnings per diluted share	$3.19	$2.62	21.8%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED DECEMBER 31, 2009	Changes	Changes[2]

Premium income	9.2%	2.9%

Net investment income	5.9	1.2

Total benefits and expenses	7.5	1.4

Operating earnings	21.9	18.1

Operating earnings per diluted share	20.4	17.3

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
TWELVE MONTHS ENDED DECEMBER 31, 2009	Changes	Changes[2]

Premium income	11.2%	3.3%

Net investment income	7.3	1.6

Total benefits and expenses	9.4	1.7

Operating earnings	19.1	12.5

Operating earnings per diluted share	21.6	15.0

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2010 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating			% Growth			Yen
Rate	EPS			Over 2009			Impact

85	$5.61	–	5.76	15.7	–	18.8%	$.33

90	5.41	–	5.56	11.5	–	14.6	.13

93.49*	5.29	–	5.43	9.1	–	12.0	–

95	5.24	–	5.38	8.0	–	10.9	(.05)

100	5.08	–	5.22	4.7	–	7.6	(.21)

*	Actual 2009 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com